                                                                     EXHIBIT 4.5


THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THE SECURITIES BEING SOLD UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE LAWS AS MAY BE APPLICABLE, OR A WRITTEN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSFER OR SALE MAY BE EFFECTED WITHOUT THE REGISTRATION OF THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS.

                          SUBORDINATED CONVERTIBLE NOTE

Irvine, California                                             December 17, 2001


      FOR VALUE RECEIVED, the undersigned, SSP Solutions, Inc., a Delaware corporation (the "Company"), promises to pay to the order of Richard P. Kiphart, at c/o William Blair & Company, 222 West Adams Street, Chicago, Illinois 60606 (or at such other place as may, from time to time, be designated from time to time), in lawful money of the United States of America and in immediately available funds, the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000), or, such greater or lesser principal sum as may be outstanding from time to time under this Subordinated Convertible Note (this "Note") together with interest on the outstanding balance of such principal sum at the rates and times provided herein and in the Purchase Agreement (as defined below).

1.    TERMS.

      This Note is executed and delivered by the Company pursuant and subject to that certain Purchase Agreement between the Company and the Investors (as that term is defined therein) dated as of the date hereof (the "Purchase Agreement"). All capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

2.    PAYMENT OF INTEREST.

      Interest shall accrue at the rate of 8.0% per annum (computed on the basis of a 360-day year and twelve 30 day months), compounded annually, on the unpaid principal amount of this Note outstanding from time to time and, to the extent permitted by applicable law, on any interest which has not been paid on the date on which it is due and payable until such time as payment therefor is actually delivered to the holder of this Note. The first interest payment will be payable on the last day of the second quarter following the Closing Date and paid in quarterly installments thereafter, on the last day of the applicable month.

3.    PAYMENT OF PRINCIPAL ON NOTE.

      The principal amount will be payable to the holder of this Note on the third anniversary of the date hereof (the "Maturity Date"); provided that if an Event of Default occurs (as defined in Section 9), the Maturity Date shall be immediately upon the demand of the holder of this Note as further set forth in Section 10.

4.    TIME AND MANNER OF PAYMENTS.

      All payments on account of indebtedness evidenced by this Note shall be made not later than 11:00 a.m. (Pacific time) on the day when due in lawful money of the United States, or, if that day is not a Business Day, the payment shall be due on the next succeeding Business Day, and the extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Illinois. All payments under this Note shall be applied first to accrued interest and then to outstanding principal. Such payments are to be made at such place as the legal holder of the Notes may, from time to time, designate to the Company in writing.

5.    SEVERABILITY.

      The illegality or unenforceability of any provision of this Note shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Note.

6.    NO PREPAYMENT.

      The Company shall not be permitted to prepay the whole or any part of the outstanding principal sum of this Note.

7.    SUBORDINATION.

      7.1 OBLIGATIONS SUBORDINATED TO SENIOR DEBT. Notwithstanding any provision of this Note to the contrary, the Company covenants and agrees, and the holder of this Note and any subsequent holder of this Note, by accepting this Note, likewise covenants and agrees, that all amounts owing, whether due or to become due, under this Note (the "Note Obligations") shall be subordinated to the extent set forth in this Section 7 to the prior payment of the Senior Debt (as defined below) in full when due, in cash or cash equivalents satisfactory to the holders of such Senior Debt. This Section 7 shall constitute a continuing offer to and covenant with all persons who become holders of, or continue to hold, Senior Debt (irrespective of whether such Senior Debt was created or acquired concurrently or after the issuance of this Note). The provisions of this Section 7 are made for the benefit of all present and future holders of Senior Debt, if any (and their successors and assigns), and shall be enforceable by them directly against every holder of this Note.

      7.2   PRIORITY AND PAYMENT OVER OF PROCEEDS IN CERTAIN EVENTS.

            (a) Upon any payment or distribution of assets of the Company, whether in cash, property, securities or otherwise, in the event of any dissolution, winding up or total or partial liquidation, reorganization, arrangement, adjustment, protection, relief or composition, or assignment for the benefit of creditors of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, reorganization, relief or other proceedings or upon an assignment for the benefit of creditors or any other marshalling of all or part of the assets and liabilities of the Company, including, but not limited to, upon the occurrence of any of the events described in Section 9.3, 9.4 or 9.5, (the foregoing events herein collectively referred to as an "Insolvency Event"), all Senior Debt shall first be paid in full, in cash, or payment provided for in cash equivalents in a manner satisfactory to the holders of Senior Debt, before the holder of this Note or any subsequent holder of this Note shall be entitled to receive any payment or distribution of assets of the Company for application to any of the Note Obligations. Upon any Insolvency Event, any payment or distribution of assets of the Company, whether in cash, property, securities or otherwise, to which the holder of this Note or any subsequent holder of this Note would be entitled on account of the Note Obligations, except for the provisions of this Section 7, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of the Senior Debt or their representatives for application to the payment or prepayment of all such Senior Debt in full after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

            (b) If there has occurred and is continuing a default in (i) the payment of all or any portion of any Senior Debt, or (ii) compliance by the Company with any covenant under the Senior Debt, unless and until such default shall have been cured or waived, the Company shall not make any payment on or with respect to any Note Obligations or acquire this Note (or any portion thereof) for cash, property, securities or otherwise and the holder of this Note shall not receive from the Company, directly or indirectly, any payment or distribution on account of the Note Obligations. The failure to make any payment with respect to the Note Obligations by reason of the provisions of this Section 7.2 shall not be construed as preventing the occurrence of an Event of Default; provided that any acceleration of payment of the Note Obligations resulting therefrom shall be automatically rescinded if and when all of the following conditions shall be simultaneously satisfied within 90 days after notice to the Company and the holders of the Senior Debt of the occurrence of such payment default: (i) the payment, the failure of which gave rise to the Event of Default is made and (ii) no other Event of Default shall have occurred and be continuing.

            (c) If, notwithstanding the foregoing provisions prohibiting payments or distributions, any holder hereof receives any payment of, or on account of, any Obligations that were prohibited by this Section 7, before all Senior Debt shall have been paid in full, then and in such event such payments or distributions shall be received and held in trust for the holders of the Senior Debt and promptly paid over or delivered to the holders of the Senior Debt remaining unpaid to the extent necessary to pay in full, in cash or cash equivalents satisfactory to the holders of the Senior Debt, such Senior Debt after giving effect to any concurrent payment or distribution to the holder of such Senior Debt, provided, that any such payment which is, for any reason, not so paid over or delivered shall be held in trust by such holder for the holders of Senior Debt.

      7.3   RIGHTS OF HOLDERS OF SENIOR DEBT NOT TO BE IMPAIRED, ETC.

            (a) No right of any present or future holder of any Senior Debt to enforce the subordination and other terms and conditions provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act in good faith by any such holder, or by any noncompliance by the Company with the terms and provisions and covenants herein regardless of any knowledge thereof any such holder may have or otherwise be charged with.

            (b) This Section 7 and the provisions of Section 2 may not be amended without the written consent of each holder of the Senior Debt, if any, and of the holder of this Note, and any purported amendment without such consent shall be void. No holder of Senior Debt shall be prejudiced in such holder's right to enforce the subordination and other terms and conditions of this Note by any act or failure to act by the Company or anyone in custody of their respective assets or property.

      7.4 SUBROGATION. No payment of or distribution of or with respect to the Senior Debt pursuant to the provisions of this Note shall entitle the holder of this Note to exercise any rights of subrogation in respect thereof until the Senior Debt shall have been paid and satisfied in full. After the payment of the Senior Debt in full and provided no payments are voidable, the holder of this Note shall be subrogated to the rights of the holder or holders of the Senior Debt to receive distributions applicable to the Senior Debt to the extent the distributions otherwise payable to the holder of this Note have been applied to the payment of the Senior Debt.

      7.5   OBLIGATIONS OF THE COMPANY UNCONDITIONAL. Nothing contained in this
Note is intended to or shall impair, as between the Company and the holders of this Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder of this Note all Note Obligations as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the holders of the Senior Debt, the holder of this Note, any subsequent holder of this Note and other creditors of the Company (other than the holders of Senior Debt).

      7.6 ADDITIONAL RIGHTS OF HOLDERS OF THE SENIOR DEBT. If the Senior Debt has not been paid in full, in cash or cash equivalents satisfactory to the holders of the Senior Debt, at the time the Company is subject to an Insolvency Event, the holders of the Senior Debt are hereby irrevocably authorized, but shall have no obligation, to demand, sue for, collect and receive every payment or distribution received in respect of any such Insolvency Proceeding and give acquittance therefor. Furthermore, in connection with any Insolvency Event, the holders of Senior Debt are irrevocably authorized to file a proof of claim for or collect the holder of this Note's claims hereunder first for the benefit of the holders of Senior Debt to the extent thereof and then for the benefit of holder of this Note (but without creating any duty or liability to the holder of this Note other than to remit to the holder of this Note distributions, if any, actually received in such proceedings after the Senior Debt has been paid and satisfied in full).

      7.7 SENIOR DEBT CHANGES. "Senior Debt" means an amount owing by the Company, including principal, interest (including any interest accruing during any bankruptcy proceeding), premium, if any, fees (including, without limitation, any commitment, agency, facility, structuring, restructuring or other fee), costs, expenses and indemnities, from time to time for indebtedness for borrowed money under notes, debentures or other evidence of indebtedness issued to, or agreements with, a bank, financial institution, institutional investor, investment fund or other lender for the purpose of obtaining working or permanent capital for the Company, which amount and repayment terms thereof have been designated by the Company in writing as

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of the date hereof to the holder of this Note as "Senior Debt". The holder of this Note hereby waives any and all notice of renewal, extension or accrual of any of the Senior Debt, present or future, and agrees and consents that without notice to or consent of the holder of this Note: (a) the obligations and liabilities of the Company or any other party or parties under the Senior Debt may, from time to time, in whole or in part, be renewed, refinanced, replaced, increased, extended, refunded, modified, amended, accelerated, compromised, supplemented, terminated, decreased, sold, exchanged, waived, or released; (b) the holders of Senior Debt and their representatives may exercise or refrain from exercising any right, remedy or power granted by any document creating or evidencing the Senior Debt or at law, in equity, or otherwise, with respect to the Senior Debt or in connection with any collateral security or lien (legal or equitable) held, given or intended to be given therefor (including, without limitation, the right to perfect any lien or security interest created in connection therewith); and (c) any and all collateral security and/or liens (legal or equitable) at any time, present or future, held, given or intended to be given for the Senior Debt, and any rights or remedies of the holders of Senior Debt and their representatives in respect thereof, may, from time to time, in whole or in part, be exchanged, sold, surrendered, released, modified, perfected, unperfected, waived or extended by the holders of Senior Debt and their representatives.

      7.8 EXECUTION OF SUBORDINATION AGREEMENT. The holder of this Note agrees that, upon the request of any holder of Senior Debt, it may execute and deliver a subordination agreement for the benefit of such holder of Senior Debt (in form reasonably acceptable to the holder of this Note and its counsel) reflecting the terms of this Section 7; provided, however that the foregoing shall not require holder of this Note to execute or deliver any agreement which provides for additional terms of subordination or otherwise adversely modifying (whether by change, addition or deletion) the terms hereof.

      7.9 COSTS. In addition to all unpaid principal and accrued interest due and payable hereunder, the Company agrees to pay to the holder of this Note upon demand all reasonable costs and expenses incurred (including, without limitation reasonable fees and expenses of counsel) in connection with (i) the enforcement of the terms of this Note, (ii) any proposed refinancing, restructuring, or work-out of the credit evidenced hereby, and (iii) in collecting any obligations under this Note through reorganization, bankruptcy or any other proceeding.

8.    CONVERSION.

      8.1   AUTOMATIC CONVERSION.

            (a) If at any time on or before the payment or voluntary conversion of this Note the Company closes a Qualified Financing (as defined below), then the outstanding principal amount of this Note, together with all accrued and unpaid interest on this Note, will automatically convert into such number of shares of the type of Equity Securities (as defined below) sold in such Qualified Financing determined by dividing such principal and interest amount by the lesser of (i) the price at which such Equity Securities are sold or (ii) the Conversion Price (as defined in Section 8.5) in effect on the date of such closing. The conversion will be deemed to have occurred as of the date of such closing. The holder of this Note shall be granted the same registration rights and privileges as the other investors in such Qualified Financing, provided that the holder agrees in writing to be bound by the registration rights provisions of the definitive stock purchase agreement executed by the other investors in the Qualified Financing. The Company will notify the holder of this Note in writing of the terms of any such Qualified Financing at least five business days before the closing of such Qualified Financing. "Equity Securities" means the Company's common stock, $.01 par value ("Common Stock"), or any equity securities of the Company convertible, exercisable or exchangeable into shares of Common Stock sold by the Company in a Qualified Financing. "Qualified Financing" means the sale by the Company of Equity Securities in a private placement to institutional investors with aggregate gross proceeds (not including any conversion of debt, including this Note, into equity) of an amount equal to or greater than $5,000,000.

            (b) If, at any time after December 11, 2003 (provided that this Note has not been previously converted pursuant to paragraph (a) above or otherwise), (i) the last sale price of the Common Stock on The Nasdaq National Market or on any other nationally recognized securities exchange or quotation system on which the Common Stock is then listed for trading has exceeded 300% of the then applicable Conversion Price for 30 consecutive trading days and (ii) during such 30 consecutive trading day period the average weekly trading volume of the Common Stock was at least 200,000 shares, then the principal amount of this Note, together with all accrued and unpaid interest on this Note, will automatically convert into such number of shares of Common Stock determined by dividing such principal and interest amount by the then applicable Conversion Price.

      8.2 CONVERSION AT THE ELECTION OF THE HOLDER. The holder of this Note shall have the right, at any time, to convert this Note, in whole or in part, into such number of shares of Common Stock determined by dividing the outstanding principal amount of this Note by the Conversion Price in effect on the date of conversion.

      8.3 CONVERSION PROCEDURE IN THE EVENT OF CONVERSION. In the event of automatic conversion pursuant to Section 8.1, the outstanding principal amount of this Note, together with all accrued and unpaid interest on this Note, will convert automatically without any further action by the Company whether or not this Note is surrendered to the Company or its transfer agent. In the event of elected conversion pursuant to Section 8.2, on the day of receipt by the Company of written notice, or such other date set forth in such notice on which conversion is to be effected, from the holder of this Note of elected conversion the portion of this Note specified in such notice to be converted shall be deemed converted. The Company will not be obligated to issue certificates evidencing the securities issuable upon any automatic or elected conversion of this Note unless this Note is either delivered to the Company or its transfer agent, or the holder of this Note notifies the Company or its transfer agent that this Note has been lost, stolen, or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note. At its expense and without charge for any issuance tax, the Company will, as soon as practicable thereafter, issue and deliver to the holder of this Note a certificate or certificates for the number of shares to which the holder of this Note will be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company) in the name or names and in such denomination or denominations as the holder has specified in writing, together with a check payable to the holder of this Note for any cash amounts payable as described in Section 8.4. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to insure that the securities issuable with respect to such conversion will be validly issued, fully paid and non-assessable. The Company will not close its books against the transfer of the securities issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note.

      8.4 FRACTIONAL SHARES; INTEREST. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the holder of this Note upon the conversion of this Note, the Company shall pay to the holder of this Note an amount in cash equal to the product obtained by multiplying the Conversion Price applied to effect such conversion by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this Note, the Company shall be released from all its obligations and liabilities under this Note.

      8.5 ADJUSTMENTS TO CONVERSION PRICE. For purposes of this Note, the "Conversion Price" shall initially be $3.60 and shall be adjusted from time to time in accordance with the provisions of this Section 8.5. The Conversion Price shall be adjusted from time to time by the Company as follows:

            (a) If the Company (i) declares a dividend, or makes a distribution, in shares of Common Stock, on any Common Stock, (ii) subdivides or reclassifies any outstanding Common Stock into a greater number of shares, (iii) combines any series of outstanding Common Stock into a smaller number of shares, (iv) pays a dividend or make a distribution on any Common Stock in shares of Capital Stock (as defined below) other than Common Stock or (v) issues by reclassification of Common Stock shares of Capital Stock, the conversion privilege and the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any Notes thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other Capital Stock which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Notes been converted immediately prior to the happening of such event. An adjustment made pursuant to this Section 8.5(a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event referred to above shall occur. If such dividend, distribution, subdivision, reclassification or combination is not so made, the conversion privilege and the Conversion Price then in effect shall be readjusted to the conversion privilege and the Conversion Price which would then be in effect if such dividend, distribution, subdivision, reclassification or combination had not been declared or made, but such readjustment shall not affect the number of shares of Common Stock or other shares of Capital Stock delivered upon any conversion prior to the date such readjustment is made.

            (b) If the Company issues any shares of Common Stock (or any rights, warrants, options or convertible securities entitling the holders thereof to subscribe for or purchase any shares of Common Stock or any stock appreciation rights entitling the holders thereof to any interest in an increase in value of shares of Common Stock) at a

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      price per share less than the Conversion Price in effect on the date of such issuance, then the Conversion Price shall be adjusted to equal such lesser price. An adjustment made pursuant to this Section 8.5(b) shall become effective immediately upon the effective date of such issuance. Such adjustment shall be made successively whenever any shares, rights, warrants, options, convertible securities are issued at an effective price per share of Common Stock that is less than the Conversion Price in effect on the date of such issuance. To the extent that any such rights, warrants, options or convertible securities expire unexercised, the Conversion Price then in effect shall be readjusted to the Conversion Price which then would be in effect if such rights, options, warrants or convertible securities had not been issued, but such readjustment shall not affect the number of shares of Common Stock or other shares of Capital Stock delivered upon any conversion prior to the date such readjustment is made.

            (c) Anything in this Section 8.5 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Conversion Price, in addition to those required by this Section 8.5, as it in its reasonable discretion determines to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders, is not taxable.

            (d)   Whenever the Conversion Price is adjusted as provided in this
      Section 8.5, or the Notes become convertible into shares of stock, securities, property or assets pursuant to Section 8.5(i), the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which such adjustment becomes effective, and setting forth in reasonable detail the facts requiring such adjustment and the calculation of such adjustment, and shall mail such notice of adjustment to all holders of Notes at their last addresses appearing on the transfer records of the Company.

            (e) In any case in which this Section 8.5 provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of any Notes converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment, and (ii) paying to such holder any amount in cash in lieu of any fractional share of Common Stock pursuant to
      Section 8.4.

            (f) For purposes of any computations pursuant to this Section 8.5, respecting consideration received, the following shall apply:

                  (i) in the case of the issuance of shares of Capital Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

                  (ii) in the case of the issuance of shares of Capital Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Company's Board of Directors or a duly authorized committee thereof (irrespective of the accounting treatment thereof), and described in a resolution of the Company's Board of Directors or such committee; and

                  (iii) in the case of the issuance of securities convertible into or exchangeable or exercisable for shares of Capital Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this Section 8.5(f)).

            (g) If after an adjustment a holder of Notes may, upon conversion of such Notes receive shares of two or more classes of Capital Stock, the Company shall determine on a fair basis the allocation of the adjusted Conversion Price between the classes of Capital Stock. After such allocation, the conversion privilege and the Conversion Price of each class of Capital Stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock set forth in this Note.

            (h) In no event shall an adjustment pursuant to this Section 8.5 reduce the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of shares of the Notes.

            (i) If any of the following events occur, namely (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of Notes (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Company with another Person shall be effected as a result of which holders of Common Stock issuable upon conversion of shares of Notes shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or
      (iii) any sale or conveyance of the properties and assets of the Company as, or substantially as, an entirety to any other Person, then the Company or such successor or purchasing Person, as the case may be, shall provide that each Note then outstanding shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of such Notes immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such provisions shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8.5. If this Section 8.5(i) applies with respect to a transaction, Sections 8.5(a)-(h) above shall not apply with respect to that transaction. The above provisions of this Section 8.5(i) shall similarly apply to successive reclassifications, consolidations, mergers and sales.

            (j) For purposes of this Section 8.5, "Capital Stock" means any and all shares, rights to purchase, warrants, options, convertible securities, participation or other equivalents of or interests (other than security interests) in (however designed and whether voting or nonvoting) corporate stock.

9.    EVENTS OF DEFAULT.

      The occurrence of any one of the following shall constitute an "Event of Default" hereunder:

      (a) the failure of the Company to pay any part of the principal of, or interest on, this Note when due, whether at stated maturity, by acceleration, or otherwise, which such failure shall continue for a period of ten days following such due date;

      (b) the default by the Company in the performance or observance in any material respect of any covenant, agreement or condition contained in the Purchase Agreement or this Note which default shall continue for a period of 30 days following the date of delivery of a notice by the holder of this Note to the Company that such default has occurred and is continuing;

      (c) the Company (i) applies for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) is generally unable to pay its debts as such debts become due, (iii) makes a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any bankruptcy or similar law (as now or hereafter in effect), (v) files a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) fails to controvert in a timely manner, or acquiesce in writing to, any petition filed against it in an involuntary case under any bankruptcy or similar law, (vii) admits in writing its inability to pay its debts generally as such debts become due, or (viii) takes any action under the laws of its jurisdiction of organization analogous to any of the foregoing;

      (d) a proceeding or case is commenced against the Company in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all of any substantial part of its assets, or (iii) similar relief in respect of it, under any bankruptcy or similar law and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or any action under the laws or the jurisdiction of organization of such entity analogous to any of the foregoing shall be taken with respect to such entity and shall continue undismissed, or unstayed and in effect, for a period of 60 days;

      (e) all or substantially all of the assets of the Company or any material portion thereof, are attached, seized, subject to a writ of distress warrant, or levied upon, or comes into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, and the same is not vacated, stayed, dismissed or set aside within 30 days after the occurrence thereof;

      (f) a material default occurs under any agreement, document or instrument to which the Company is a party or by which the Company or any of its property is bound, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any indebtedness of the Company resulting from any borrowings, loans, or advances in an aggregate amount exceeding $500,000, or (ii) causes (or permits any holder of such indebtedness or a trustee to cause) such indebtedness or a portion thereof in an aggregate amount exceeding $500,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment and, in each case, any grace period applicable thereto shall have expired, which such failure shall continue for a period of 15 days following the expiration of such grace period, provided, however that such 15 day period may be extended if the Company is then in good faith substantive negotiations with the holder or trustee of such indebtedness;

      (g) a final judgment or judgments for the payment of money in excess of $500,000 in the aggregate is rendered against the Company or all of them, and the same shall not be bonded, paid or discharged within 30 days at all times thereafter; or

      (h) any of the representations and warranties made by the Company in the Purchase Agreement are untrue in any material respect as of the Closing Date.

10.   REMEDIES UPON AN EVENT OF DEFAULT.

      (a) Upon the occurrence of any Event of Default described in Section 9.3, 9.4 or 9.5, the Note Obligations shall automatically become immediately due and payable, without presentment, demand, notice, declaration, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and the holder of this Note shall have all of the rights and remedies conferred upon the holder of this Note at law or in equity.

      (b) If any other Event of Default occurs and is continuing, the holder of this Note may send a notice to the Company and, if any Senior Debt shall then be outstanding, a copy to the holders of the Senior Debt, stating that such notice is a "Notice of Intent to Accelerate" and declaring that the principal of and accrued interest and all other amounts due and owing under this Note (if not then due and payable) shall become due and payable as provided in the next sentence. If at the time such notice is given, there is no Senior Debt outstanding, the principal of and accrued interest under this Note shall be due and payable immediately. If at the time such Notice is given, there is Senior Debt outstanding, and the holders of the Senior Debt have not otherwise agreed, the principal of and accrued interest due under this Note plus the Prepayment Fee shall become due and payable on the 180th day after such notice is given, provided that if such Event of Default is cured or duly waived on or before such 180th day, such notice and its consequences shall be deemed to be rescinded and annulled. Upon such declaration (and, if applicable, the expiration of such 180 day period) the principal and interest due under this Note plus the Prepayment Fee shall be due and payable immediately without any presentment, demand, protest or notice to the Company, all of which the Company expressly waived.

      (c) Subject to the preceding provisions of this Section 10, if an Event of Default occurs and is continuing, the holder of this Note may pursue an action at law, suit in equity or other appropriate proceeding to collect the payment of principal of or interest on this Note or to enforce the performance of any provision of this Note.

11.   CERTAIN WAIVERS.

      The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

12.   AMENDMENT AND WAIVER.

      The provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of a majority in principal amount of the Notes then outstanding; provided, however, that the written consent of all holders of the Notes then outstanding shall be required for any amendment, action or omission relating to or regarding the terms regarding payment of the Notes.

13.   CANCELLATION.

      After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

14.   REMEDIES CUMULATIVE.

      Each holder of this Note shall also have any other rights that such holder may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law. No remedy herein conferred upon the holder of this Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

15.   REMEDIES NOT WAIVED.

      No course of dealing between the Company and the holder of this Note or any delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of any right of the holder of this Note.

16.   TRANSFER.

      This Note is subject to further transfer restrictions set forth in Section 5 of the Purchase Agreement.

17.   APPLICABLE LAW.

      Company represents and agrees that this instrument and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the State of Illinois without regard to the conflicts of law principles of such State.

18.   WAIVER OF JURY TRIAL.

      The Company and the holder of this Note each hereby irrevocably and unconditionally waives any and all rights to trial by jury with respect to any legal proceeding arising out of or relating to this Note or the Purchase Agreement or any other instrument or document delivered hereunder or any transaction contemplated thereby.

      IN WITNESS WHEREOF, the Company has caused this Subordinated Convertible Note to be signed as of the date first written above.

                                    SSP SOLUTIONS, INC.,
                                    a Delaware corporation


                                    By: /s/ Richard Depew
                                       _________________________________________
                                       Richard Depew, President

                                    By: /s/ Thomas E. Schiff
                                       _________________________________________
                                       Thomas E. Schiff, Chief Financial Officer